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                                                                      EXHIBIT 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

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                                                       Three Months       Three Months        Six Months          Six Months
                                                          Ended               Ended              Ended               Ended
                                                       December 31         December 31        December 31         December 31
                                                           1999               1998               1999                1998
                                                     ----------------    ---------------    ---------------     ---------------


Earnings:
              Earnings before income taxes                      $ 580              $ 320            $ 1,162             $   858

Add (deduct):
              Fixed charges from below                            221                198                426                 410
              Interest capitalized                                (11)               (12)               (24)                (22)
                                                     ----------------    ---------------    ---------------     ---------------

Earnings as adjusted                                            $ 790              $ 506            $ 1,564             $ 1,246

Fixed charges:
              Interest expense                                  $  77              $  43            $   143             $    92
              Portion of rental expense representative
                of the interest factor                            144                155                283                 318
                                                     ----------------    ---------------    ---------------     ---------------

Total fixed charges                                             $ 221              $ 198            $   426             $   410

Ratio of earnings to fixed charges                               3.57               2.56               3.67                3.04
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